Issuer Free Writing Prospectus dated July 11, 2013

Filed Pursuant to Rule 433

Registration No. 333-189306

(Relating to Preliminary Prospectus dated July 9, 2013)

The following was sent via email by Howard S. Lanznar, Executive Vice President and Chief Administrative Officer of Diamond Resorts International, Inc., to prospective participants in the company’s directed share program on July 11, 2013:

I wanted to follow up with you regarding the communication from Credit Suisse. That communication does not in any way relate to the stock option grants being made under our new Incentive Compensation Plan; rather, it is a completely separate invitation to participate in our proposed IPO through what is called a Directed Share Program. Under the Directed Share Program, you have the opportunity to purchase stock at the IPO price from a pool of shares set aside from the larger general pool available to the public. To participate, you need to open an account with Credit Suisse (which they previously discussed). I want to make sure no one feels pressured about a decision as to whether or not to participate in the Directed Share Program or, if you do want to participate, as to the amount you want to purchase. To that end, please note that other than for those few senior executives who are required to make filings with the SEC reporting their transactions in Diamond stock, no one at the company other than Jared Finkelstein and Nizar Jabara will be privy to individual team members’ participation decisions.

If you have any questions, please call Jared Finkelstein at (702)823-7550 (office) or (702)408-2703 (cell). He will not respond to emails.

A copy of the preliminary prospectus dated July 9, 2013 included in Amendment No. 1 to the Registration Statement on Form S-1 for the initial public offering can be obtained by following this hyperlink:

http://www.sec.gov/Archives/edgar/data/1566897/000119312513285354/d469815ds1a.htm

Diamond Resorts International, Inc. (“Diamond”) has filed a registration statement (including a preliminary prospectus) with the SEC for the initial public offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents Diamond has filed with the SEC for more complete information about Diamond and this initial public offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Diamond, any underwriter or any dealer participating in the initial public offering will arrange to send you the preliminary prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.